Execution Version

EXHIBIT 5

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT, dated as of November 14, 2019 (this “Agreement”), is entered into by and among ECI Telecom Group Ltd., a company incorporated under the Laws of the State of Israel (the “Company”), and the holders of common stock of Ribbon Communications Inc., a corporation incorporated under the Laws of Delaware (“Parent”) named on the signature pages hereto (each such holder, a “Significant Stockholder” and collectively, the “Significant Stockholders”).

RECITALS

WHEREAS, concurrently with the execution hereof, Parent, Ribbon Communications Israel Ltd., a company incorporated under the Laws of the State of Israel and an indirect wholly owned Subsidiary of Parent (“Direct Parent”), Eclipse Communications Ltd., a company incorporated under the laws of the State of Israel and a direct wholly owned Subsidiary of Direct Parent (“Merger Sub”), the Company and ECI Holding (Hungary) Korlátolt Felelősségű Társaság, a company incorporated under the Laws of Hungary, in its capacity as the Shareholder Representative thereunder, are entering into an Agreement and Plan of Merger in substantially the form attached as Annex A hereto (as it may be amended from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein), at the Closing, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company in the Merger;

WHEREAS, the Significant Stockholders are collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) of, or have the contractual right to direct the voting and disposition of, 49,940,222 shares of common stock of Parent, par value $0.0001 per share (the “Parent Common Stock”) (together with any additional capital stock of Parent beneficially owned or acquired by the Significant Stockholders on or after the date hereof, the “Shares”);

WHEREAS, as an inducement and a condition to the Company entering into the Merger Agreement, the Significant Stockholders are entering into this Agreement with the Company;

WHEREAS, the Parent Board has adopted the Merger Agreement and approved the transactions contemplated thereby, and has consented to the execution and delivery of this Agreement in connection therewith, understanding that the execution and delivery of this Agreement by the Significant Stockholders is a material inducement and condition to the Company’s willingness to enter into the Merger Agreement; and

WHEREAS, pursuant to the terms of the Merger Agreement, Parent will establish a record date for and duly call and give notice of and convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) for the purpose of seeking the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon in favor of the issuance by Parent of 32,500,000 newly issued shares of Parent Common Stock in connection with the transactions contemplated by the Merger Agreement (the “Share Issuance” and, such approval, the “Requisite Parent Stockholder Approval”);

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1    Definitions. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Merger Agreement.

ARTICLE II

AGREEMENT TO CONSENT AND VOTE

2.1    Agreement to Vote. Prior to the Termination Date (as defined herein), and subject to Section 2.2, each Significant Stockholder irrevocably and unconditionally agrees that it shall, and shall cause its Affiliates (if applicable) to, at the Parent Stockholders Meeting and at every annual, special or other meeting of Parent’s stockholders duly called, and at every adjournment or postponement thereof, (i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purpose of establishing a quorum and (ii) vote, or cause to be voted, in person or by proxy, at such meeting, all Shares held by such Significant Stockholder, (a) in favor of the Share Issuance (and in favor of any proposal to adjourn or postpone the Parent Stockholder Meeting to a later date if there are not a quorum or sufficient votes for approval of the Share Issuance on the date on which the meeting is held to vote upon the Share Issuance), (b) against any agreement, transaction or proposal that relates to a Parent Acquisition Proposal, (c) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent contained in the Merger Agreement, or of such Significant Stockholder contained in this Agreement and (d) against any action or agreement that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect or prevent the Share Issuance or any of the other transactions contemplated by the Merger Agreement. Any attempt by such Significant Stockholder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Shares in contravention of this Section 2.1 shall be null and void ab initio. If such Significant Stockholder is the beneficial owner, but not the holder of record, of any Shares, such Significant Stockholder agrees to take all actions necessary to cause the holder of record and any nominees to vote all of such Shares in accordance with this Section 2.1.

2.2    Parent Change of Recommendation. The obligations of the Significant Stockholders specified in Section 2.1 shall apply whether or not there has been a Parent Change of Recommendation; provided that, notwithstanding anything to the contrary herein, until the earlier of the receipt of the Requisite Parent Stockholder Approval and the Termination Date, if after the date of this Agreement the Parent Board effects a Parent Change of Recommendation in accordance with the terms of Section 6.4 of the Merger Agreement (the “Trigger Event”), the

obligations of each Significant Stockholder under Section 2.1 above shall be modified such that the number of Shares that the Significant Stockholders, collectively, must vote in favor of approving the Share Issuance shall be equal to the sum of (rounded up to the nearest whole share) the number of Shares that would represent as of the time of the Trigger Event thirty-three percent (33%) of the aggregate voting power of the issued and outstanding shares of the Parent Common Stock, voting together as a single class (and each Significant Stockholder shall vote or cause to be voted any Shares not required to be voted to approve the Share Issuance due to this Section 2.2 to instead be voted on the Share Issuance, at such Significant Stockholder’s election, either (A) in accordance with Section 2.1 or (B) pro rata in accordance with how the other holders of shares of Parent Common Stock, other than the Significant Stockholders, vote their shares of Parent Common Stock on the Share Issuance at the Parent Stockholders Meeting).

2.3    Proxy. Each Significant Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact, the Company and any person designated in writing by the Company, each of them individually, with full power of substitution and resubstitution, to consent to or vote the Shares as indicated in Section 2.1 above, subject to Section 2.2 above. Each Significant Stockholder intends this proxy to be irrevocable and unconditional during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by such Significant Stockholder with respect to the Shares held by such Significant Stockholder (and each Significant Stockholder hereby represents that any such proxy is revocable); provided, that upon the occurrence of a Trigger Event, such proxy shall be automatically modified to comply with Section 2.2 above. The proxy granted by each Significant Stockholder shall be automatically revoked upon the occurrence of the Termination Date and the Company may further terminate this proxy at any time at its sole election by written notice provided to each Significant Stockholder.

ARTICLE III

ADDITIONAL AGREEMENTS

3.1    Waiver of Rights; Litigation. Each Significant Stockholder further agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Direct Parent, Merger Sub or the Company or any of their respective Affiliates and each of their successors or directors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing.

3.2    Retention of Shares. Each Significant Stockholder agrees that such Significant Stockholder shall not, prior to the Termination Date, (a) directly or indirectly, offer for sale, sell, short sell, transfer, tender, pledge, encumber, hypothecate, assign, or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise) or grant a proxy or power of attorney with respect to (each a “Transfer”), any of such Significant Stockholder’s Shares or any right or interest therein, (b) enter into or acquire a derivative contract with respect to any of the

Shares, enter into or acquire a futures or forward contract to deliver any of the Shares or enter into any other hedging or other derivative, swap, “put-call,” margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of any of the Shares (each a “Constructive Transfer”), (c) otherwise enter into any contract, option or arrangement or understanding with respect to a Transfer or Constructive Transfer of the Shares, (d) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any Shares or (e) take any action or enter into any agreement or undertaking that would prohibit or prevent it from satisfying any of such Significant Stockholder’s obligations hereunder, excluding any bankruptcy filing, or that is intended to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement. Any Transfer, Constructive Transfer, attempted Transfer or attempted Constructive Transfer in violation of this Agreement shall be null and void ab initio. In furtherance of the foregoing, each Significant Stockholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares.

3.3    Further Assurances.

(a)    Upon the terms and subject to the conditions set forth in this Agreement and the Merger Agreement, each Significant Stockholder shall (and shall cause each of its Subsidiaries to) use its reasonable best efforts to supply Parent, the Company or any Affiliates of the Company with any information and reasonable assistance that may be required or reasonably requested in connection with any registrations, declarations and filings with, and notices to, any Governmental Authorities, made by such parties that are necessary, proper or advisable to consummate, as promptly as practicable, the Merger and the other transactions contemplated by the Merger Agreement; provided that in no event shall the foregoing require any Significant Stockholder, or any of its Subsidiaries or Affiliates (other than Parent and its Subsidiaries) to take any actions other than supplying such information or assistance.

(b)    Each Significant Stockholder agrees that from and after the date hereof and until the Termination Date, such Significant Stockholder shall, and shall cause its Subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability to obtain the Requisite Parent Stockholder Approval, or any Governmental Authority approvals required for the transactions contemplated by the Merger Agreement or to perform its respective covenants and agreements under this Agreement.

3.4    No Solicitation.

(a)    Except as otherwise provided in this Section 3.4, from the date of this Agreement until the Effective Time or, if earlier, the termination of the Merger Agreement in accordance with its terms, no Significant Stockholder shall, nor shall it authorize or permit any of its Subsidiaries to, and will use its reasonable best efforts to cause its and their respective Representatives not to, (a) initiate, solicit or knowingly encourage, directly or indirectly, the making of any Parent Acquisition Proposal or (b) other than informing Third Parties of the provisions contained in this Section 3.4, engage in negotiations or substantive discussions with, or furnish any material nonpublic information to, any Third Party that may relate to a Parent Acquisition Proposal; provided that the foregoing will not prohibit any disclosures required by applicable Law or as may be requested by a Governmental Authority in the ordinary course (such request not being specifically related to a Parent Acquisition Proposal.

(b)    Each Significant Stockholder agrees that it and its Subsidiaries shall, and that they shall cause their respective Representatives to, (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than the parties to the Merger Agreement) conducted prior to the date of this Agreement with respect to any Parent Acquisition Proposal and (ii) request each third party that has heretofore executed a confidentiality agreement that relates to a Parent Acquisition Proposal (other than the Company) to return or destroy all confidential information regarding Parent or its Subsidiaries heretofore furnished to such third party by such Significant Stockholder or on its behalf. Each Significant Stockholder agrees that it and its Subsidiaries will take the necessary steps to promptly inform its and its Subsidiaries’ Representatives operating on their behalf of the obligations undertaken in this Section 3.4.

(c)    Each Significant Stockholder shall promptly notify the Company orally and in writing of any request for information or any inquiries, proposals or offers relating to a Parent Acquisition Proposal indicating, in connection with such notice, the name of such person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers and each Significant Stockholder shall use commercially reasonable efforts to provide to the Company written notice of any such inquiry, proposal or offer within two (2) Business Days (but in no event more than three (3) Business Days) of such event and copies of any written or electronic correspondence to or from any person making a Parent Acquisition Proposal (or its Representatives). Each Significant Stockholder shall keep the Company informed orally and in writing, as soon as is reasonably practicable, of the status of any Parent Acquisition Proposal, including with respect to the status and material terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected and each Significant Stockholder shall use commercially reasonable efforts to provide to the Company written notice of any such withdrawal or rejection and copies of any written proposals or requests for information within two (2) Business Days (but in no event more than three (3) Business Days). Each Significant Stockholder also agrees to provide any information to the Company (not previously provided or made available to the Company) that it is providing to another person pursuant to this Section 3.4 at substantially the same time it provides such information to such other person. All information provided to the Company under this Section 3.4 shall be kept confidential by the Company in accordance with the terms of the Confidentiality Agreement.

3.5    Fiduciary Duties. Each Significant Stockholder is entering into this Agreement solely in its capacity as the record or beneficial owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by any of such Significant Stockholder’s designees serving solely in his or her capacity as a director or officer of Parent (or a Subsidiary of Parent). The taking of any actions (or failures to act) by such Significant Stockholder’s designees serving as a director or officer of Parent (or a Subsidiary of Parent) shall not be deemed to constitute a breach of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1    Representations and Warranties. Each Significant Stockholder hereby represents and warrants to the Company as follows:

(a)    Ownership. Such Significant Stockholder has, with respect to the Shares held by such Significant Stockholder, and at all times during the term of this Agreement will continue to have, record and beneficial ownership of, good and valid title to and full and exclusive power to deliver written consent, vote, issue instructions with respect to the matters set forth in Article II, agree to all of the matters set forth in this Agreement and to Transfer the Shares. The Shares constitute all of the Parent Common Stock of which the Significant Stockholders have record and/or beneficial ownership of as of the date hereof. Except for the Shares, neither the Significant Stockholders nor any of their respective Subsidiaries hold or have any beneficial ownership interest in any other shares of capital stock of Parent or any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing. Other than this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which such Significant Stockholder is a party obligating such Significant Stockholder to Transfer or cause to be Transferred to any person any of the Shares. No person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares.

(b)    Organization; Authority. Such Significant Stockholder is a limited partnership duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Such Significant Stockholder is not in violation of any of the provisions of such Significant Stockholder’s certificate of limited partnership, partnership agreement or comparable organizational documents, as applicable. Such Significant Stockholder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Significant Stockholder and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding agreement of such Significant Stockholder, enforceable against such Significant Stockholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles), and no other action is necessary to authorize the execution and delivery by such Significant Stockholder or the performance of such Significant Stockholder’s obligations hereunder.

(c)    No Violation. The execution, delivery and performance by such Significant Stockholder of this Agreement will not (i) violate any provision of any statutory law; (ii) violate any order, judgment or decree applicable to such Significant Stockholder or any of its Subsidiaries or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which such Significant Stockholder or any of its Subsidiaries is a party or any term or condition of its certificate of limited partnership, partnership agreement or comparable organizational documents, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Significant Stockholder’s ability to satisfy its obligations hereunder.

(d)    Consents and Approvals. The execution and delivery by such Significant Stockholder of this Agreement does not, and the performance of such Significant Stockholder’s obligations hereunder, require such Significant Stockholder or any of its Subsidiaries to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or Governmental Authority, except such filings and authorizations as may be required under the Exchange Act.

(e)    Absence of Litigation. As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending against such Significant Stockholder or, to the knowledge of such Significant Stockholder, any other person, or, to the knowledge of such Significant Stockholder, threatened against such Significant Stockholder or any other person that would reasonably be expected to restrict or prohibit (or, if successful, would restrict or prohibit) the performance by such Significant Stockholder of its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Merger Agreement, including the Merger, on a timely basis.

(f)    Absence of Other Voting Agreements. None of the Shares held by such Significant Stockholder is or will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this Agreement. None of the Shares is subject to any pledge agreement.

ARTICLE V

MISCELLANEOUS

5.1    Disclosure. Solely to the extent required by applicable Law, each Significant Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement, filing or disclosure required by the SEC and in the Proxy Statement such Significant Stockholder’s identity and ownership of the Shares, the nature of such Significant Stockholder’s obligations under this Agreement and the rights granted to the Company hereunder. Each Significant Stockholder shall have a reasonable opportunity to review and comment on any such announcement, filing or disclosure that includes such information with respect to it within a reasonable time prior to its distribution or filing.

5.2    Termination. This Agreement shall terminate at the date the Merger Agreement is terminated in accordance with its terms (the “Termination Date”); provided that this Article V shall survive any such termination. Neither the provisions of this Section 5.2 nor the termination of this Agreement shall relieve (x) any party hereto from any liability of such party to any other party incurred prior to such termination or (y) any party hereto from any liability to any other party arising out of or in connection with a Willful and Material Breach of this Agreement. Nothing in the Merger Agreement shall relieve the Significant Stockholders from any liability arising out of or in connection with a Willful and Material Breach of this Agreement.

5.3    Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto (or their respective successors at the time of such amendment, if applicable).

5.4    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

5.5    Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

5.6    Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient) (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.6):

if to the Company, to:

ECI Telecom Group Ltd.

30 Hasivim St.

Petah Tikva 4959388

Israel

Attn:        Arnold Taragin, General Counsel

Fax:          +972-3-926-6067

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:         William Aaronson

Email:               william.aaronson@davispolk.com

and

if to the Significant Stockholders, to:

c/o JPMC Heritage Parent LLC

383 Madison Avenue

39th Floor

New York, NY 10179

Attention:    Richard W. Smith

E-mail:         rick.w.smith@jpmorgan.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention:     David Allinson

                      Jane Greyf

Email:           david.allinson@lw.com

                       jane.greyf@lw.com

5.7    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of any Significant Stockholder means the actual knowledge of any officer of such Significant Stockholder. For the avoidance of doubt, “Subsidiaries” of any Significant Stockholder or “Representatives” of any Significant Stockholder or its Subsidiaries shall not include any investment banking division of any Affiliates of such Significant Stockholder. As used herein, the term “person” means an individual, a corporation (including non-for-profit corporation), general or limited partnership, limited liability company, unlimited liability company, joint venture, association, Governmental Authority, unincorporated organization, trust or any other entity of any kind or nature.

5.8    Counterparts. This Agreement may be executed in two or more counterparts (including by electronic means), each of which shall be deemed an original and all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

5.9    Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof. This Agreement is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any rights or remedies or benefits of any nature whatsoever, except that Parent shall be a third-party beneficiary of, and shall be entitled to enforce, the provisions of Article III hereof.

5.10    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

5.11    Governing Law; Consent to Jurisdiction.

(a)    This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)    Each party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court.

(c)    Each party (a) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 5.11 shall affect the right of any party to serve legal process in any other manner permitted by Law, (b) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). Each party agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

5.12    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void ab initio. Subject to the proceeding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and permitted assigns.

5.13    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties hereto shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

5.14    Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner in order that the transactions contemplated hereby are fulfilled as originally contemplated to the fullest extent possible.

5.15    Adjustments. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of Parent on, of or affecting the Shares, then the terms of this Agreement shall apply to the Shares held by such Significant Stockholder or any of its Affiliates immediately following the effectiveness of such events.

5.16    Non-Survival. None of the representations, warranties or covenants contained in this Agreement will survive the Closing.

5.17    No Recourse to Related Parties. No Person who is not party to this Agreement, including any Related Party of the parties to this Agreement and their respective Related Parties (in each case, other than the parties to this Agreement themselves), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

ECI TELECOM GROUP LTD.

By:	/s/ Giora Bitan
Name:	Giora Bitan
Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Darryl Edwards
Name:	Darryl Edwards
Title:	President and CEO

[Signature Page to Parent Voting and Support Agreement]

SIGNIFICANT STOCKHOLDERS:

JPMC HERITAGE PARENT LLC

By:	/s/ Kathryn L. Bryan
Name:	Kathryn L. Bryan
Title:	Managing Director

HERITAGE PE (OEP) III, L.P

By:	OEP General Partner III, L.P.,
as General Partner

By:	JPMC Heritage Parent LLC,
as General Partner

By:	/s/ Kathryn L. Bryan
Name:	Kathryn L. Bryan
Title:	Managing Director

[Signature Page to Parent Voting and Support Agreement]